NOVATION OF SUB-ADVISORY AGREEMENT

ASHMORE FUNDS

This Novation Agreement in relation to the sub-advisory agreement is entered into this 18 day of July, 2014 by and among Ashmore Investment Management Limited, an investment adviser registered under the Investment Advisers Act of 1940, as amended (“AIML”), Ashmore Investment Advisors Limited, an investment adviser registered under the Investment Advisers Act of 1940, as amended (“AIAL”), and Ashmore Equities Investment Management (US) LLC, an investment adviser registered under the Investment Advisers Act of 1940, as amended (“AEIM”) in relation to the funds set out in Schedule A (each a “Fund”).

WHEREAS, AIML was appointed to act as the investment manager and provide investment management services to each Fund pursuant to an investment management agreement dated November 17, 2010, by and between AIML and Ashmore Funds, a Massachusetts business trust (the “Trust”) on behalf of the Funds (the “Investment Management Agreement”) and pursuant to an agreement dated 1 July 2012 (as amended on 22 August 2012 and amended and restated on 1 July 2013) (the “Sub-Advisory Agreement”), AIML delegated to AEIM certain investment management services.

WHEREAS, the Ashmore group has determined that AIAL, an associate of AIML, shall act as the manager of each Fund and AIML, AIAL and the Trust have entered into a novation agreement to novate AIML’s rights and obligations under the Investment Management Agreement to AIAL.

WHEREAS, AIML wishes to novate its rights and obligations under the Sub-Advisory Agreement to AIAL as set out in this Novation, AIAL desires to accept the novation thereof, and AEIM agrees to consent to such novation.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. Novation and Acceptance. Subject to the terms and conditions contained herein, AIML hereby effects a novation of the Sub-Advisory Agreement to substitute AIAL for AIML as a party to such agreement (the “Novation”), and AEIM hereby consents to such Novation and releases AIML from all of its duties and obligations under the Sub-Advisory Agreement, and AIAL hereby accepts the Novation and releases AIML from all of its duties and obligations under the Sub-Advisory Agreement, and assumes all rights, duties and obligations of AIML under the Sub-Advisory Agreement.

2. Effective Date. The Novation shall become effective as of July 18, 2014 (the “Effective Date”).

3. Counterparts. This Novation may be executed in multiple counterparts and all counterparts so executed will constitute one and the same agreement binding on all of the parties.

IN WITNESS WHEREOF, the parties hereto have caused this Novation of the Sub-Advisory Agreement to be executed as of the day and year first above written.

ASHMORE INVESTMENT MANAGEMENT LIMITED

By:	/s/ Paul Robinson
Name:	Paul Robinson
Title:	Authorised Signatory

ASHMORE INVESTMENT ADVISERS LIMITED

By:	/s/ Garry Beaton
Name:	Garry Beaton
Title:	Authorised Signatory

ASHMORE EQUITIES INVESTMENT MANAGEMENT (US) LLC

By:	/s/ Felicia Morrow
Name:	Felicia Morrow
Title:	CEO

By:	/s/ Brian E. Walker
Name:	Brian E. Walker
Title:	General Counsel

Schedule A

Ashmore Emerging Markets Equity Fund

Ashmore Emerging Markets Frontier Equity Fund

Ashmore Emerging Markets Small-Cap Equity Fund